Exhibit (c)(v)

Investment Banking Project Sequel Discussion Materials for the Special Committee of 5&2 Studios Goldman Sachs & Co. LLC December 30, 2025

Investment Banking | 2 Disclaimer These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the Special Committee of the Board of Directors of 5&2 Studios, Inc. (“5&2 Studios" or the "Company") in connection with its consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department. Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction. Goldman Sachs’ investment banking division maintains regular, ordinary course client service dialogues with clients and potential clients to review events, opportunities, and conditions in particular sectors and industries and, in that connection, Goldman Sachs may make reference to the Company, but Goldman Sachs will not disclose any confidential information received from the Company. The Confidential Information has been prepared based on historical financial information, forecasts and other information obtained by Goldman Sachs from publicly available sources, the management of the Company or other sources (approved for our use by the Company in the case of information from management and non-public information). In preparing the Confidential Information, Goldman Sachs has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and Goldman Sachs does not assume any liability for any such information. Goldman Sachs does not provide accounting, tax, legal or regulatory advice. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company or any other party to any transaction or any of their respective affiliates and has no obligation to evaluate the solvency of the Company or any other party to any transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses contained in the Confidential Information do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Goldman Sachs’ role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Goldman Sachs does not assume responsibility if future results are materially different from those forecast. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any transaction or strategic alternative referred to herein as compared to any other transaction or alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of such Confidential Information and Goldman Sachs assumes no responsibility for updating or revising the Confidential Information based on circumstances, developments or events occurring after such date. The Confidential Information does not constitute any opinion, nor does the Confidential Information constitute a recommendation to the Special Committee of the Board of Directors, any security holder of the Company or any other person as to how to vote or act with respect to any transaction or any other matter. The Confidential Information, including this disclaimer, are subject to, and governed by, any written agreement between the Company, the Special Committee of the Board of Directors and/or any committee thereof, on the hand, and Goldman Sachs, on the other hand.

Summary of Key Terms

($ in millions, except per share data)

Transaction Metrics	
Purchase Price Per Share	$ 3.75
(*) Fully Diluted Shares Outstanding (mm)[1]	12.5
Implied Equity Value	**$47.0**
Net Debt & Other Adjustments	(10.0)
Total Proceeds to Unitholders[2]	10.9
Transaction Expenses	5.0
Implied Enterprise Value	**$52.9**

Implied EV / Adj. EBITDA	**Metric**	
2025E Adj. EBITDA	$ 3.2	16.5 x
2026E Adj. EBITDA	$ 2.6	20.4 x

Proceeds to Selling Shareholders ($3.75 per share)	
Series B	$ 20.9
Other Selling Shareholders[3]	4.0
Total Proceeds to Shareholders	**$ 24.9**
Total Proceeds to Unitholders[2]	10.9
Total Capital Required	**$ 35.8**

Memo: Fully Diluted Shares Outstanding (mm)	
Series A Shares for Dallas, Derral, Earl, and Ricky (Rolling)[4]	5.9
Series A Shares for Ricky (Selling)	1.1
Series B (Selling)	5.6
Fully Diluted Shares Outstanding (mm)	**12.5**

Denotes minority stockholders

Source: 5&2 Studios projections prepared by its management and approved for Goldman Sachs' use by the Special Committee of 5&2 Studios ("5&2 Studios Projections").
[1] Includes Series A and Series B Shares. All phantom shares units and writers & producers interest awards are cash settled and treated as deferred compensation. [2] Total proceeds to unitholders reflects 2.8mm phantom shares units (including writers & producers interest) payout of $10.4mm and writers & producers cash bonus of $0.5mm. [3] The company will repurchase shares of Series A common stock from Ricky Ray Butler who is a member of the Company's controlling stockholder. [4] Held indirectly through The Chosen Productions LLC.

Investment Banking | 3

Investment Banking | 4 ($ in millions) Summary Financials Source: 5&2 Studios, 5&2 Studios Projections 1 Indicates number of film / TV projects to be released in each year, including Seasons 5, 6 and 7 of The Chosen, Joseph, The Way, Jonathan and Jesus, Minno, & other projects 1 5&2 Studios Projections FYE 31-Dec 2022A 2023A 2024A LTM Q3 2025A Q4 2025E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E Production Services Revenue $ 34 $ 52 $ 68 $ 38 $ 145 $ 94 $ 67 $ 67 $ 138 $ 77 $ 66 $ 67 $ 138 $ 77 $ 66 Licensing and Distribution Revenue 5 15 32 $ 6 73 20 70 94 25 25 27 - 23 25 27 Consumer Products and Experiences Revenue 23 28 30 $ 9 25 39 37 38 33 36 37 38 34 31 32 Total Revenue $ 61 $ 94 $ 130 $ 202 $ 53 $ 242 $ 153 $ 174 $ 199 $ 196 $ 138 $ 129 $ 105 $ 195 $ 133 $ 125 % Growth 53% 38 % NA NA 86% (37)% 14% 14% (2)% (30)% (6)% (19)% 86% (32)% (6)% Production Services COGS $(28) $(44) $(57) $(34) $(130) $(76) $(61) $(56) $(120) $(64) $(60) $(56) $(120) $(64) $(60) Licensing and Distribution COGS (4) (11) (27) $(1) (57) (15) (58) (78) (18) (19) (20) - (17) (19) (20) Consumer Products and Experiences COGS (19) (20) (22) $(7) (19) (32) (28) (29) (25) (28) (28) (29) (25) (23) (24) Total COGS $(51) $(76) $(107) $(146) $(41) $(206) $(122) $(148) $(163) $(163) $(111) $(108) $(85) $(163) $(106) $(104) % of Revenue (84)% (81)% (82)% (72)% (78)% (85)% (80)% (85)% (82)% (83)% (80)% (84)% (81)% (84)% (80)% (83)% Production Services Gross Profit $ 5 $ 8 $ 10 $ 4 $ 14 $ 18 $ 6 $ 11 $ 18 $ 13 $ 6 $ 11 $ 18 $ 13 $ 6 Licensing and Distribution Gross Profit 1 3 5 5 16 5 12 15 7 6 7 - 6 6 7 Consumer Products and Experiences Gross Profit 3 7 8 3 6 7 9 9 8 8 8 8 8 8 8 Total Gross Profit $ 10 $ 18 $ 23 $ 56 $ 11 $ 36 $ 31 $ 27 $ 36 $ 33 $ 27 $ 21 $ 20 $ 32 $ 27 $ 21 % Margin 16% 19% 18% 28% 22% 15% 20% 15% 18% 17% 20% 16% 19% 16% 20% 17 % Production Services SG&A $(1) $(3) $(3) $(3) $(3) $(3) $(3) $(3) $(4) $(4) $(4) $(4) Licensing and Distribution SG&A - - - - - - - - - - - - Consumer Products and Experiences SG&A (1) (6) (6) (6) (6) (7) (7) (7) (7) (7) (7) (8) Segment SG&A $(2) $(9) $(9) $(9) $(10) $(10) $(10) $(10) $(11) $(11) $(11) $(12) % of Revenue (4)% (4)% (6)% (5)% (5)% (5)% (7)% (8)% (10)% (6)% (8)% (9)% Total Segment Income $ 9 $ 27 $ 22 $ 18 $ 26 $ 23 $ 17 $ 10 $ 9 $ 21 $ 16 $ 9 % Margin 18% 11% 14% 10% 13% 12% 12% 8% 9% 11% 12% 8 % Corporate SG&A $(17) $(23) $(26) $(6) $(24) $(19) $(20) $(20) $(19) $(16) $(15) $(14) $(13) $(12) $(12) % of Revenue (27)% (24)% (20)% (12)% (10)% (13)% (11)% (10)% (10)% (12)% (11)% (13)% (7)% (9)% (9)% % Growth 38% 14% (8)% (20)% 2% 2% (3)% (16)% (10)% (8)% (5)% (5)% (5)% Adj. EBITDA $(7) $(5) $(3) $(13) $ 3 $ 3 $ 3 $(2) $ 6 $ 4 $ 1 $(4) $(5) $ 8 $ 4 $(2) % Margin (11)% (5)% (2)% (6)% 5% 1% 2% (1)% 3% 2% 0% (3)% (4)% 4% 3% (2)% Memo: Project Releases 1 1 3 2 - 2 1 1 1 1 - 1 1 2 1 1 Historical

Investment Banking | 5 ($ in millions) Summary of Free Cash Flow Projections Source: 5&2 Studios Projections Note: Unlevered free cash flow reflects the value of the net operating losses and deferred tax assets on the balance sheet accrued through 2035 within the cash taxes and cash taxes on installment payments line items. 5&2 Studios Projections FYE 31-Dec 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E Terminal Year Revenue $ 242 $ 153 $ 174 $ 199 $ 196 $ 138 $ 129 $ 105 $ 195 $ 133 $ 125 $ 139 % Growth (YoY) 8 6% (37)% 1 4% 1 4% (2)% (30)% (6)% (19)% 8 6% (32)% (6)% NM Adj. EBITDA $ 3 $ 3 $(2) $ 6 $ 4 $ 1 $(4) $(5) $ 8 $ 4 $(2) $ 1 % Margin 1% 2% (1)% 3% 2% 0% (3)% (4)% 4% 3% (2)% 0.4 % Unlevered Free Cash Flow Q4 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E Terminal Year Adj. EBITDA $ 3 $ 3 $(2) $ 6 $ 4 $ 1 $(4) $(5) $ 8 $ 4 $(2) $ 1 (-) Cash Taxes - - - (0) (0) - - - - - - - (-) Capital Expenditures (3) (5) (1) (1) (5) (1) (1) (1) (1) (1) (1) - (-/ +) Change in NWC 8 (4) 4 (2) (0) (3) 2 7 4 (0) (1) - (-) Non-recurring G&A (3) (4) (3) (2) (1) (1) (1) (1) (1) (1) (1) - (-) Creative Content Development (JV) - (3) (0) (0) (0) (0) - - - - - - (-/ +) Cash Bonus Accrual Catch-up (3) - - - - - - - - - - - (-/ +) Working Capital Hedge (3) 4 4 - - - - - - - - - Operating Free Cash Flow $(1) $(9) $ 3 $ 1 $(2) $(3) $(4) $ 1 $ 1 1 $ 2 $(4) $ 1 (+) Installment Payments - 2 2 4 4 - - - - - - - - - (-) Cash Taxes on Installment Payments - - (5) - - - - - - - - - Unlevered Free Cash Flow $(1) $ 1 4 $ 4 1 $ 1 $(2) $(3) $(4) $ 1 $ 1 1 $ 2 $(4) $ 1

Investment Banking | 6 Financial Analyses Illustrative Sequel Price Per Share Implied Enterprise Value Comments Discounted Cash Flow $41 – $54 ◼ High: Discount rate of 9.0% / Perpetuity Growth Rate 5.0% ◼ Low: Discount rate of 19.0% / Perpetuity Growth Rate (5.0)% ◼ Reflects cash flows from Q4 2025E through terminal year Reference Only: Precedent M&A Transactions (EV / LTM Adj. EBITDA) $19 ◼ LTM EV / EBITDA multiple of 6.0 x based on Lionsgate’s acquisition of eOne from Hasbro ◼ LTM Adj. (2025E) EBITDA of $3.2mm Reference Only: Public Company Trading (EV / 2025E Adj. EBITDA) $38 - $56 ◼ High: EV / 2025E Adj. EBITDA of 17.5x based on public company peers ◼ Low: EV / 2025E Adj. EBITDA of 11.9x based on public company peers ◼ 2025E EBITDA of $3.2mm Valuation Date of Sep 30, 2025 | ($ in millions, except per share data) Source: 5&2 Studios Projections, publicly available material and Company filings. Note: market data as of 30-Dec-2025. Proposal: $3.75 Summary of Sequel Illustrative Financial Analysis $ 2.79 $ 3.00 $ 3.94 $ 1.56 $ 3.83

Investment Banking | 7 Valuation Date of Sep 30, 2025 | ($ in millions, except per share data) Illustrative Discounted Cash Flow Analysis Source: 5&2 Studios Projections and Company filings Note: Net debt and other adjustments calculated $(10.5)mm of cash, $0.5mm reflecting the portion of short-term lease liabilities, $5mm of transaction expenses, and deferred liability associated with phantom units and writers & producers cash bonus calculated in each case, all as of 30-Sep-2025. Fully diluted shares outstanding calculated as the sum of Series A shares and Series B shares. Implied Enterprise Value Implied Equity Value Per Share Perpetuity Growth Rate Perpetuity Growth Rate (5.0)% 0.0% 5.0% (5.0)% 0.0% 5.0% 9.0% $ 49 $ 50 $ 54 9.0% $ 3.49 $ 3.57 $ 3.83 14.0% 45 45 46 14.0% 3.21 3.24 3.29 19.0% 41 41 42 19.0% 3.00 3.01 3.02 % of Enterprise Value in Terminal Value Implied Terminal Value / EBITDA Exit Multiple Perpetuity Growth Rate Perpetuity Growth Rate (5.0)% 0.0% 5.0% (5.0)% 0.0% 5.0% 9.0% 3.7% 5.9% 12.9% 9.0% 6.8 x 11.1 x 26.3 x 14.0% 1.9% 2.7% 4.4% 14.0% 5.0 7.1 11.7 19.0% 1.1% 1.4% 2.0% 19.0% 4.0 5.3 7.5 Illustrative WACC Illustrative WACC Illustrative WACC Illustrative WACC

Investment Banking Appendix

Investment Banking | 9 Illustrative Sequel WACC Analysis Source: Wall Street research, Kroll, Axioma, Company filings; market data as of 30-Dec-2025 WACC Calculation Relevant Comparable Companies WACC Sensitivity Equity to Capital Equity / Capital Ratio 100.0 % Cost of Equity Risk-Free Rate 4.8% 30Y US Treasury w / 20Y Maturity Equity Beta 1.45 Historical beta rounded from peers Equity Risk Premium 6.1 % Kroll US historical equity risk premium Cost of Equity 13.7 % WACC 13.7% 0.75 1.45 2.30 9.4% 13.7% 18.8 % Company IFRS Debt ($mm) Market Cap ($mm) Debt / Cap Current Historical Beta 3Y Median 2Y Median 1Y Median 6M Median Min Max GAIA 6 91 6% 0.97 0.80 0.68 0.90 0.92 0.13 1.18 LiveOne 16 50 24% 2.32 1.59 1.79 2.11 2.22 0.94 2.34 CuriosityStream 0 222 0% 0.87 1.79 1.56 1.12 1.00 0.76 2.36 fuboTV 326 3,241 9% 0.64 2.44 2.35 1.24 1.09 0.64 2.82 Median 8% 0.92 1.69 1.68 1.18 1.04 0.67 2.35

Investment Banking | 10 Historical Peer Betas Over Time Source: Axioma, Company filings; market data as of 30-Dec-2025 0.97 2.32 0.87 0.64 0 0.50 1.00 1.50 2.00 2.50 3.00 Dec-2022 Jun-2023 Dec-2023 Jun-2024 Dec-2024 Jun-2025 Dec-2025 GAIA LiveOne CuriosityStream fuboTV

Select Precedent Transaction

EV/EBITDA LTM Multiples | ($ in millions)

Sale of eOne Film & TV Business to Lionsgate from Hasbro for ~$500mm in December 2023

Transaction Overview & Relevance

- Lionsgate acquired eOne from Hasbro for $523.1mm in Dec-2023
  - $373.1mm in cash and $150mm in debt
- Acquisition adds over 6,500 titles to Lionsgate's library, including *Yellowjackets*, *The Rookie*, and *Monopoly* development rights
- Supported Lionsgate's spin-off of its studio business into Lionsgate Studios
- Expanded Lionsgate's global footprint in the UK and Canada and strengthens both scripted and unscripted production through key broadcaster partnerships
- **Transaction chosen for its relevance as eOne is solely a film & TV business with an extensive content library of non-Hasbro-owned IP, comparable to the sale of 5&2 Studios as a film & TV business centered solely around the distribution of non-5&2-owned IP**

Select Metrics

$523M

eOne EV

6.0 x

EV / LTM EBITDA

eOne Overview

- Global content studio specializing in film, TV, and music production and distribution based in Canada
- Now operates under Lionsgate Studios as part of Lionsgate Films and Lionsgate Television divisions
- Focused on developing and bringing to worldwide markets the best content across all media, including scripted, unscripted, and podcasts with extensive scale and a deep commitment to high-quality entertainment

Lionsgate Overview

- Leading global entertainment company with operations across film, television, and streaming, driven by studio's bold and entrepreneurial culture
- Owns a 20,000+ title film and TV library, including franchises like John Wick, The Hunger Games, and Twilight
- Operates Lionsgate Studios, Lionsgate Films, Lionsgate Television, and Lionsgate Alternative Television

Source: Publicly available information, press releases, public filings

Investment Banking | 11

Investment Banking | 12 ($ in billions, except per share data) Selected Public Company Trading Multiples Source: Factset, market data as of 30-Dec-2025, Company financials Note: Financials calendarized to 31-Dec fiscal year end. UMG figures reflects 50% credit for financial assets. EV / Revenue EV / EBITDA Revenue Growth EBITDA Margin Company Name FY2025 FY2026 NTM FY2025 FY2026 NTM YoY '23 -'25 FY2025 FY2026 Pure Play Content Disney 114.79 93 $ 205 $ 240 2.5 x 2.4 x 2.4 x 11.9 x 10.9 x 10.9 x 3% 5% 21% 22 % Lionsgate 9.25 98 $ 3 $ 5 1.7 1.6 1.6 17.5 14.0 14.0 100 7 10 11 UMG 25.95 76 $ 48 $ 48 3.3 3.1 3.1 14.8 13.3 13.3 6 7 23 23 WMG 30.47 84 $ 16 $ 20 3.0 2.8 2.8 13.4 12.0 12.0 6 3 22 24 Mean 2.6 x 2.5 x 2.5 x 14.4 x 12.5 x 12.6 x 29% 6% 19% 20 % Median 2.7 x 2.6 x 2.6 x 14.1 x 12.7 x 12.7 x 6% 6% 21% 23 % Closing Price % of 52-Week High Fully Diluted Equity Value Enterprise Value

Investment Banking | 13 Shareholders Class Shares Percentage of Total Common Shares Dallas Jenkins Series A1 3,002,393 24.0% Derral Eves Series A1 1,734,713 13.8 Ricky Ray Butler Series A1 1,334,393 10.6 Earl Seals Series A1 878,501 7.0 Top 20 Series B Shareholders Series B 745,550 5.9 Other Series B Shareholders Series B 4,839,679 38.6 Total Fully Diluted Shares Outstanding2 12,535,229 100.0 % Total Series A Shares Series A 6,950,000 55.4 Total Series B Shares Series B 5,585,229 44.6 Writers & Producers Phantom Units 660,000 Other Phantom Units 2,119,000 Total Phantom Units 2,779,000 Overview of Shareholder Base Source: Company materials 1 Held indirectly through The Chosen Productions LLC. 2 Includes Series A and Series B Shares. All phantom shares units and writers & producers interest awards are cash settled and treated as deferred compensation. Management estimates between 0.3% and 0.4% of total Series A and Series B shares owned by Angel Studios and potential affiliates Management estimates between 40,000 and 45,000 shares owned by Angel Studios and potential affiliates Denotes minority stockholders Ricky Ray Butler anticipates selling 1,066,667 shares owned and rolling 267,726 shares

Overview of Revised Management Projections

Goldman Sachs

Project Sequel vs. Project Cornerstone | ($ in millions)

	2025E	2026E	2027E	2028E	2029E
Revenue (Sequel)	$ 242	$ 153	$ 174	$ 199	$ 196
Revenue (Cornerstone)	$ 225	$ 291	$ 354	$ 378	$ 380
Revenue (Sequel vs. Cornerstone)	**$ 17**	**$(138)**	**$(179)**	**$(180)**	**$(184)**
Adjusted EBITDA (Sequel)	$ 3	$ 3	$(2)	$ 6	$ 4
Adjusted EBITDA (Cornerstone) Excl. Installment Payments	$ 5	$ 16	$ 22	$ 40	$ 53
EBITDA (Sequel vs. Cornerstone)	**$(2)**	**$(13)**	**$(24)**	**$(34)**	**$(49)**
Memo: Installment Payments	$ 22	$ 22	$ 44	-	-
Memo: EBITDA (Cornerstone) As Presented	$ 27	$ 38	$ 65	-	-
Unlevered Free Cash Flow (Sequel)	$(1)	$ 14	$ 41	$ 1	$(2)
Unlevered Free Cash Flow (Cornerstone)	$ 2	$ 28	$ 43	$ 34	$ 58
Unlevered Free Cash Flow (Sequel vs. Cornerstone)	**$(3)**	**$(14)**	**$(2)**	**$(33)**	**$(61)**

General Commentary on Differences

Relative to Project Cornerstone, Project Sequel forecasts were extended to a total of 10 years to reflect the Company's full view of the production slate as well as being revised down by ~50% to reflect management's view of the business outlook and in consideration of feedback received during Project Cornerstone. Specific differences and adjustments are noted below:

- **Revenue**: Project Sequel forecast reflects a lower volume slate with only projects funded by the Come-And-See Foundation ("CAS") included versus any new projects contemplated, as well as the removal of unscripted and animated series. The number of co-productions were also adjusted to be released every other year starting in 2029 (instead of being released every year in Project Cornerstone's). Lastly, ancillary revenue amount was reduced by ~50% to reflect management revised view of the value and likelihood of these revenue streams
- **Adjusted EBITDA**: Project Sequel forecast reflects a downward revision of EBITDA estimates due to compressed contribution margin from ancillary segments, lower slate volume, and reduced corporate SG&A consistent with the lower scale of the business throughout the projections; however, general operating expense remain consistent with previous Project Cornerstone estimates resulting in lower margins. Note, previously, Project Cornerstone forecast included installment payments within Adj. EBITDA which re-cast to a free cash flow item in the Project Sequel forecast
- **Unlevered Free Cash Flow**: Project Sequel reflect managements inclusion of working capital forecasts (including a hedge), additional non-recurring cash G&A expenses, and creative development capital expenditures all of which were previously not reflected in the Project Cornerstone forecast

Source: 5&2 Studios, 5&2 Studios Projections

Investment Banking | 14